November 29, 2000



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC  20549

Dear Sirs:

We have read the statements (copy attached) made by Peter
McCabe, Assistant  Treasurer of Managers Trust I, and
Managers Trust II (collectively the "Funds"), which we understand will be filed in response to Sub-Item
77k of Form N-SAR and agree with the statements concerning our firm contained therein.

Sincerely,
/s/Deloitte & Touche LLP




Enclosures